 Exhibit 5

Transactions in the Securities of the Issuer During the Past Sixty Days

Transactions in the securities of the Issuer during the past sixty days other than those occurring on August 12, 2026 and August 13, 2026 (the “New Transactions”) were disclosed in Exhibit 3 of the Schedule 13D filed by the Reporting Persons on August 3, 2026.

The New Transactions are set forth below:

1. Transactions by 3i, LP (other than from conversions)

Entity	Trade Date	Transaction Type	Number of Shares of Common Stock	Price
3i, LP	08-12-2026	Sale	(11,676,430)	$ 0.3969

2. Transactions by 3i, LP from conversions

Entity	Trade Date	Transaction Type	Number of Shares of Common Stock Converted	Conversion Price per Share
3i, LP	08-12-2026	Acquisition upon Conversion of Shares of Series B Preferred Stock	846,666	$ 0.39
3i, LP	08-12-2026	Acquisition upon Conversion of Shares of Series B Preferred Stock	9,260,042	$ 0.39
3i, LP	08-13-2026	Acquisition upon Conversion of Shares of Series C Preferred Stock	1,262,733	$ 0.39

3. Transactions by Tumim Stone

Entity	Trade Date	Transaction Type	Number of Shares of Common Stock	Price
Tumim Stone	08-12-2026	Sale	(49,242)	$1.1060